Exhibit 99.1

Bonanza Creek Energy Announces Expanded Capital Program

Increased Program to Drill Multi-Bench, Downspaced Wells in the Wattenberg Field

And Additional Five-Acre Wells Planned in Southern Arkansas

DENVER, September 9, 2013 — Bonanza Creek Energy, Inc. (NYSE: BCEI) announced an increase to its 2013 capital budget to drill a “super-section” test of stacked laterals in multiple zones from multi-well pads in the Wattenberg Field and to drill additional wells in southern Arkansas during the fourth quarter. In addition, the expanded budget will accommodate increasing non-operated activity and infrastructure projects in the Wattenberg Field. In total, Bonanza Creek estimates that its full-year capital expenditures will be $460 to $475 million, which the Company expects to fund from internally generated cash flows and borrowings on its credit facility.

Michael Starzer, Bonanza Creek’s President and Chief Executive Officer, commented, “I am pleased with the execution and results of our 2013 investment program, where project performance continues to meet or exceed our engineering expectations. Due to improved field-level development efficiencies during the first eight months of 2013, we are able to accelerate the Company’s planned first quarter 2014 catalyst development program into fourth quarter of 2013. The super-section testing program will provide information to optimize the Company’s future development strategy with the objective of reducing development costs, increasing field productivity and maximizing ultimate recovery. Our objective with this program is to maximize capital productivity while preserving our strong financial position. Completing these projects in 2013 will assist in delineating the growth potential for Bonanza Creek in 2014 and beyond.”

In the Wattenberg Field, Bonanza Creek plans to increase its capital expenditures by approximately $60 million, allocating $32 million to drill 15 gross (15.0 net) super-section wells, $10 million to recently proposed non-operated drilling activity, $10 million to additional pipeline and compression infrastructure and $8 million to additional lease acquisition and surface use expenditures. The super-section will incorporate wells to test key downspacing and stacking concepts in the Niobrara and Codell formations, including a Niobrara B Bench, C Bench and Codell stacked test and a 40-acre spaced Niobrara B and C Bench test. The increased capital program will provide valuable information regarding optimal development of the multi-zone potential of the Wattenberg Field and assist in designing the Company’s 2014 and future development plans. The Company expects to drill all 15 wells from three pads during November and December with completion expenditures and first production expected in the first quarter of 2014.  Given the magnitude and timing of the augmented investment program, we expect the super-section wells will contribute meaningfully to production in early 2014.

In southern Arkansas, Bonanza Creek plans to increase its capital expenditures by approximately $17 million to drill 10 gross (8.3 net) wells and fund additional core acreage acquisitions. The additional wells will, in part, continue to broaden the delineation of 5-acre downspacing pilots. Due to timing of the augmented investment program, the volume impact of these wells will begin to occur in late fourth quarter with minimal impact on full-year 2013 production volumes, lease operating expense and general and administrative expense.

During July and August, Bonanza Creek brought on production 21 horizontal wells in the Wattenberg Field and 9 vertical wells in southern Arkansas. In the Wattenberg Field, the Company has 49 wells on production out of the 74 wells planned for first production during 2013. In southern Arkansas, 30 of the originally scheduled 36 wells for 2013 are now on production.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas Company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements include statements regarding plans to drill and complete wells; forecasted production; amount, allocation, funding and timing of capital expenditures; impact of capital program on production and development; and impact on production volumes, lease operating expense and general and administrative expense from the augmented investment program. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; and access to adequate gathering systems and pipeline take-away capacity; pipeline and refining capacity constraints; governmental regulations; and measures taken to meet emission control requirements or to combat high gas gathering pipeline pressures. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012 and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn

Vice President — Finance

720-440-6172

Mr. James Masters

Investor Relations Manager

720-440-6121